Exhibit 10.8

The Hanover Insurance Group, Inc.

2014-2015 Compensation of Non-Employee Directors

— For the annual service period beginning on May 20, 2014, the date of the 2014 Annual Meeting of Shareholders—

Standard Fees	Description
Annual Director Retainer
- Stock Component	- $115,000 valuation
- Granted on May 20, 2014. Issued pursuant to the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”)
- Cash Component	- $75,000
- Payable on or after May 20, 2014

Committee Chairperson Annual Retainer	- $9,000 for the chairperson of the Nominating and Corporate Governance Committee, payable on or after May 20, 2014
- $12,500 for the chairperson of the Compensation Committee, payable on or after May 20, 2014
- $20,000 for the chairperson of the Audit Committee, payable on or after May 20, 2014

Chairman of the Board Retainer	- $100,000 - Payable on or after May 20, 2014

Committee Annual Retainer	- $4,500 for each member of the Nominating and Corporate Governance Committee, payable on or after May 20, 2014
- $6,250 for each member of the Compensation Committee, payable on or after May 20, 2014
- $10,000 for each member of the Audit Committee, payable on or after May 20, 2014

Other

Deferred Compensation Plan

- Directors may defer receipt of their cash and stock compensation. Deferred cash amounts are accrued in a memorandum account that is credited with interest derived from the so-called General Agreement on Tariffs and Trade (GATT) Rate (3.80% in 2014). At the election of each director, cash deferrals of retainers may be converted to Common Stock of the Company with such stock issued pursuant to the 2014 Plan

Conversion Program	- At the election of each director, cash retainers may be converted into Common Stock of the Company with such stock issued pursuant to the 2014 Plan

Reimbursable Expenses	- Travel and related expenses incurred in connection with service on the Board of Directors and its Committees

Matching Charitable Contributions	- Company will provide matching contributions to qualified charitable organizations up to $5,000 per director per year